EXHIBIT 23.1

CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated May 3, 2010 with respect to the statements of net assets in liquidation of REMEC Inc. (the “Company”), as of January 31, 2010 and 2009, and the related statements of changes in net assets in liquidation for the years then ended:

(1)	Registration Statement (Form S-3 No.’s 333-31428, 333-45595, and 333-45357) of REMEC, Inc.,

(2)	Registration Statement (Form S-4 No.’s 333-90882, 333-74085, 333-27023 and 333-05343) of REMEC, Inc., and

(3)	Registration Statement (Form S-8 No.’s 333-37191, 333-16687) pertaining to the Equity Incentive Plan and 1996 Nonemployee Directors Stock Option Plan.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California

May 3, 2010